Exhibit 4.7

ZEC, INC.

FIRST AMENDMENT TO

CONVERTIBLE PROMISSORY NOTE PURCHASE AGREEMENT

This First Amendment to the Convertible Promissory Note Purchase Agreement (“Amendment”) between ZEC, Inc., a Delaware corporation (the “Company”), and Stephanie Hayashi, an individual residing in Honolulu, Hawaii (“Holder”), is dated effective as of February 29, 2016.

Company and Holder entered into that certain Convertible Promissory Note Purchase Agreement dated effective January 26, 2016 (the “Agreement”).

Company and Holder now desire to amend the terms of the Agreement as more particularly set forth below:

1.

Section 25 “CONVERSION RIGHTS” of the Agreement is hereby amended and restated in its entirety and shall hereafter be and read as follows:

25. CONVERSION RIGHTS.  Subject to prior payment or conversion in full of this Note, all or any portion of the Note shall, at the election of the Holder or at the election of the Company made at any time after issuance, convert automatically into a number of shares of common stock of the Company (the “Conversion Shares”) which is determined by dividing (a) the Purchase Amount plus any accrued and unpaid interest plus the accrued pro rata Discount outstanding and to be converted on the date of conversion by (b) the conversion price of $0.30 per share of common stock (the “Conversion Price”).  Conversion under this Section 25 shall occur following written notice by the Company given to the Holder, or by the Holder to the Company, as applicable, in the manner provided in Section 20, at which time the Holder shall endorse and surrender this Note for conversion at the principal offices of the Company and execute and deliver to the Company the forms of stock purchase agreement, investors’ rights agreement, right of first refusal and co-sale agreement, voting agreement, and other agreements and related documents as are requested by the Company, containing terms, conditions, limitations and restrictions customarily entered into in similar financings.  Notwithstanding the foregoing, conversion of this Note hereunder will be effective on the date of the Company’s notice of conversion whether or not the Holder endorses this Note and delivers it to the Company for cancellation or executes and delivers the required financing agreements to the Company. Absent receipt by the Company of such items from the Holder, the Company will convert this Note into Conversion Shares on the terms set forth herein, but the Holder will not be entitled to receive the certificate for such Conversion Shares unless and until the Holder executes and delivers to the Company all items required under this Section 25.

2.

Except as provided in this Amendment, all terms used in this Amendment that are not otherwise defined shall have the respective meanings ascribed to such terms in the Agreement.

3.

This Amendment embodies the entire agreement between Company and Holder with respect to the amendment of the Agreement. In the event of any conflict or inconsistency between the provisions of the Agreement and this Amendment, the provisions of this Amendment shall control and govern.

4.

Except as specifically modified and amended herein, all of the terms, provisions, requirements and specifications contained in the Agreement remain in full force and effect. Except as otherwise expressly provided herein, the parties do not intend to, and the execution of this Amendment shall not, in any manner impair the Agreement, the purpose of this Amendment being simply to amend and ratify the Agreement, as hereby amended and ratified, and to confirm and carry forward the Agreement, as hereby amended, in full force and effect.

5.

This amendment shall be construed and governed by the laws of the State of Texas.

IN WITNESS WHEREOF, Company and Holder have executed and delivered this Amendment effective as of the date first set forth above.

ZEC, INC.,

a Delaware Corporation

By: /s/ E. Thomas Layton

Name: E. Thomas Layton

Chief Executive Officer

ZEC, Inc.

1002 Nort

Central Expressway, Suite 495

Richardson, Texas 75080

Agreed and Acknowledged:

By: /s/ Stephanie Hayashi

Name:  Stephanie Hayashi

Holder

4158 Pahoa Avenue

Honolulu, HI 96816